As filed with the Securities and Exchange Commission on January 2, 2019
Registration No. 333-227367

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4
ON
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Synovus Financial Corp.
(Exact name of registrant as specified in its charter)

Georgia	58-1134883
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1111 Bay Avenue, Suite 500
Columbus, Georgia 31901
 (706) 649-2311
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bond Street Holdings, LLC 2009 Option Plan
Bond Street Holdings, Inc. 2013 Stock Incentive Plan
FCB Financial Holdings, Inc. 2016 Stock Incentive Plan
(Full Title of the Plans)

Allan E. Kamensky
Executive Vice President, General Counsel and Secretary
c/o Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901
(706) 649-2311
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies of all notices, orders and communications to:

Lee Meyerson, Esq.
Elizabeth Cooper, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act  ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Title of plans	Amount to be registered(1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Shares, par value $1.00 per share	Bond Street Holdings, LLC 2009 Option Plan Bond Street Holdings, Inc. 2013 Stock Incentive Plan FCB Financial Holdings, Inc. 2016 Stock Incentive Plan	3,366,762	N/A	N/A	N/A

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock, par value $1.00 per share (“Synovus common stock”), of Synovus Financial Corp. (the “Registrant”) that may become issuable in respect of the securities identified in the table above by reason of any stock dividend, stock split, recapitalization, merger, consolidation, reorganization, or other similar transaction which results in an increase in the number of outstanding shares of Synovus common stock.

(2)
All filing fees payable in connection with the registration of these securities were already paid in connection with the filing of the Registrant’s original registration statement on Form S-4 (File No. 333-227367) filed with the Securities and Exchange Commission (the “Commission”) on September 14, 2018, to which this is Post-Effective Amendment No. 1. Accordingly, no additional filing fee is required. See “Explanatory Note.”

EXPLANATORY NOTE

The Registrant hereby amends its registration statement on Form S-4 (File No. 333-227367) filed with the Commission on September 14, 2018, as amended by Amendment No. 1 filed with the Commission on October 25, 2018 (the “Form S-4”), which the Commission declared effective at 9:30 AM Eastern Time on October 29, 2018, by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment” and together with the Form S-4, the “Registration Statement”).

The Registrant filed the Form S-4 in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger by and among FCB Financial Holdings, Inc., a Delaware corporation (“FCB”), Azalea Merger Sub Corp., a Delaware corporation and a direct, wholly owned subsidiary of the Registrant (“Merger Sub”), and the Registrant, dated July 23, 2018 (the “Merger Agreement”) pursuant to which, effective as of January 1, 2019, Merger Sub merged with and into FCB, with FCB surviving.  Immediately following the Merger, FCB (as the surviving corporation of the Merger) merged with and into the Registrant, with the Registrant surviving.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, each right to receive shares of FCB Class A common stock, par value $0.001 per share (“FCB Class A common stock”), issuable upon the exercise or settlement, as applicable, of options, whether or not vested, and unvested time-vested restricted stock units (other than those restricted stock units held by non-employee directors), in each case, granted under (i) the Bond Street Holdings, LLC 2009 Option Plan, (ii) the Bond Street Holdings, Inc. 2013 Stock Incentive Plan and (iii) the FCB Financial Holdings, Inc. 2016 Stock Incentive Plan (collectively, the “Equity Plans”) converted into awards covering Synovus common stock (the “Synovus Awards”), with appropriate adjustments to reflect the application of the Exchange Ratio (as defined in the Merger Agreement).

The Registrant hereby amends the Form S-4 by filing this Post-Effective Amendment relating to 3,366,762 shares of Synovus common stock issuable upon the exercise or settlement, as applicable, of the Synovus Awards under the Equity Plans. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act.

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the Commission on February 29, 2018;

(b)	The Registrant’s Proxy Statement on Schedule 14A for the 2018 annual meeting of the Registrant’s shareholders filed with the Commission on March 16, 2018;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 filed with the Commission on May 7, 2018;

(d)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018 filed with the Commission on August 8, 2018;

(e)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 filed with the Commission on November 6, 2018;

(f)
The Registrant’s Current Reports on Form 8-K filed with the Commission on February 9, 2018, April 9, 2018, May 1, 2018, June 7, 2018, June 15, 2018, June 21, 2018, July 2, 2018, July 24, 2018 (filed pursuant to Items 8.01 and 9.01), July 25, 2018, July 25, 2018, July 27, 2018, October 15, 2018, November 29, 2018, December 3, 2018, December 7, 2018, December 12, 2018 and January 2, 2019; and

(h)
The description of shares of Synovus common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on August 21, 1989, including any amendments or reports filed with the Commission for the purpose of updating such description.

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules), shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Georgia Business Corporation Code

Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code, or ‘‘GBCC,’’ provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if such individual conducted himself or herself in good faith and such individual reasonably believed, in the case of conduct in an official capacity, that such conduct was in the best interests of the corporation and, in all other cases, that such conduct was at least not opposed to the best interests of the corporation and, in the case of any criminal proceeding, such individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct under Section 14-2-851 of the GBCC for which he was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity.

In addition, Section 14-2-856 of the GBCC permits our articles of incorporation, bylaws, a contract, or resolution approved by the shareholders, to authorize us to indemnify a director against claims to which the director was a party, including claims by us or in our right (e.g., shareholder derivative action). However, we may not indemnify the director for liability to us for any appropriation of a corporate opportunity, intentional misconduct or knowing violation of the law, unlawful distributions or receipt of an improper benefit.

Pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director or advance expenses if such court determines that the director is entitled to indemnification under the GBCC or that the director is fairly and reasonably entitled to indemnification or advance of expenses in view of all the relevant circumstances, whether or not such director met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC or was adjudged liable as described in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC.

Section 14-2-852 of the GBCC provides that to the extent that a director has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party, because he or she is or was a director of the corporation, the corporation shall indemnify the director against reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director and if he or she is not a director to such further extent as may be provided in its articles of incorporation, bylaws, resolution of its board of directors or contract except for liability arising out of conduct specified in Section 14-2-857(a)(2) of the GBCC. Section 14-2-857 of the GBCC also provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and is entitled to apply for court ordered indemnification or advances for expenses under Section 14-2-854, in each case to the same extent as a director. In addition, Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

Section 14-2-858 of the GBCC permits us to purchase and maintain insurance on behalf of our directors and officers against liability incurred by them in their capacities or arising out of their status as our directors and officers, regardless of whether we would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.

The Registrant’s Articles of Incorporation and Bylaws; Insurance

In accordance with Article VIII of the Synovus bylaws, every person who is or was (and the heirs and personal representatives of such person) a director, officer, employee or agent of Synovus shall be indemnified and held harmless by Synovus from and against the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses (including attorneys’ fees and disbursements) that may be imposed upon or incurred by him or her in connection with or resulting from any threatened, pending, or completed, action, suit, or proceeding, whether civil, criminal, administrative, investigative, formal or informal, in which he or she is, or is threatened to be made, a named defendant or respondent: (i) because he or she is or was a director, officer, employee, or agent of Synovus; (ii) because he or she is or was serving at the request of Synovus as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; or (iii) because he or she is or was serving as an employee of the corporation who was employed to render professional services as a lawyer or accountant to the corporation; regardless of whether such person is acting in such a capacity at the time such obligation shall have been imposed or incurred, if (A) such person acted in a manner he or she believed in good faith to be in or not opposed to the best interest of such corporation, and, with respect to any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful or (B) with respect to an employee benefit plan, such person believed in good faith that his or her conduct was in the interests of the participants in and beneficiaries of the plan.

Pursuant to Article VIII of the Synovus bylaws, reasonable expenses incurred in any proceeding shall be paid by Synovus in advance of the final disposition of such proceeding if authorized by the Board of Directors in the specific case, or if authorized in accordance with procedures adopted by the Board of Directors, upon receipt of a written undertaking executed personally by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Synovus, and a written affirmation of his or her good faith belief that he or she has met the standard of conduct required for indemnification.

The provisions of Article VIII cover current and future proceedings and are retroactive to cover past acts or omissions or alleged acts or omissions. In the event of death of any person having a right of indemnification or advancement of expenses under Article VIII, such right shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

The foregoing rights of indemnification and advancement of expenses are not intended to be exclusive of any other right to which those indemnified may be entitled, and Synovus has reserved the right to provide additional indemnity and rights to its directors, officers, employees or agents to the extent they are consistent with law.

Synovus carries insurance for the purpose of providing indemnification to its directors and officers. Such policy provides for indemnification of Synovus for losses and expenses it might incur to its directors and officers for successful defense of claims alleging negligent acts, errors, omissions or breach of duty while acting in their capacity as directors or officers and indemnification of its directors and officers for losses and expense upon the unsuccessful defense of such claims.

The foregoing summaries are necessarily subject to the complete text of the statute, the registrant’s certificate of incorporation and bylaws, as amended to date, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 7.  Exemption from Registration Claimed.

Not applicable.

 Item 8.  Exhibits.

The list of exhibits is set forth under “Exhibit Index” immediately preceding the signature pages hereto and is incorporated by reference herein.

Item 9.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by this Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Document

4.1
Amended and Restated Articles of Incorporation of Synovus, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 (File No. 001-10312).

4.2
Articles of Amendment to the Amended and Restated Articles of Incorporation of Synovus with respect to the Series C Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on July 25, 2013).

4.3
Articles of Amendment to the Amended and Restated Articles of Incorporation of Synovus (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 29, 2014).

4.4
Articles of Amendment to the Amended and Restated Articles of Incorporation of Synovus (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 19, 2014).

4.5
Articles of Amendment to the Amended and Restated Articles of Incorporation of Synovus (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 21, 2018).

4.6	Bylaws, as amended, of Synovus (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on November 9, 2010).
4.7	Specimen Physical Stock Certificate of Synovus (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 19, 2014).
4.8
Shareholder Rights Plan, dated as of April 26, 2010, between Synovus Financial Corp. and Mellon Investor Services LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 26, 2010).

4.9
Amendment No. 1, dated as of September 6, 2011, to the Shareholder Rights Plan between Synovus Financial Corp. and American Stock Transfer & Trust Company, LLC, (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on September 6, 2011).

4.10
Amendment No. 2, dated as of April 24, 2013, to Shareholder Rights Plan between Synovus Financial Corp. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 24, 2013).

4.11
Summary of Plan Adjustments, effective as of May 16, 2014, to Shareholder Rights Plan between Synovus Financial Corp. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 99.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on May 19, 2014).

4.12
Amendment No. 3, dated as of April 20, 2016, to Shareholder Rights Plan between Synovus Financial Corp. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on April 21, 2016).

4.13
Bond Street Holdings, LLC 2013 Stock Incentive Plan (incorporated by reference to Exhibit 10.2 of the FCB’s Form S-1 Registration Statement filed with the Commission on June 20, 2014 (Registration No. 333-196935)).

4.14
Bond Street Holdings, LLC 2009 Stock Option Plan (incorporated by reference to Exhibit 10.1 of the FCB’s Form S-1 Registration Statement filed with the Commission on June 20, 2014 (Registration No. 333-196935)).

4.15	2016 Stock Incentive Plan (incorporated by reference to Exhibit A of the Proxy Statement for the 2016 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 5, 2016).
4.16	First Amendment to the FCB Financial Holdings, Inc. 2016 Stock Incentive Plan (incorporated by reference to Item 8.01 of FCB’s Form 8-K filed with the Commission on May 5, 2016).
5.1	Opinion and Consent of Alston & Bird LLP regarding the legality of the securities being registered.*
23.1	Consent of KPMG LLP.
23.2	Consent of Grant Thornton LLP.
23.3	Consent of Alston & Bird LLP (included in Exhibit 5.1 hereto).*
24.1	Power of Attorney.*

*	Previously filed as an exhibit to the original Registration Statement on Form S-4 filed on September 14, 2018, to which this is an amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Georgia, on January 2, 2019.

SYNOVUS FINANCIAL CORP.

By:	/s/ Kevin S. Blair
Name:	Kevin S. Blair
Title:	Senior Executive Vice President, Chief Operating Officer and Interim Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 has been signed by the following persons in the capacities indicated below on January 2, 2019.

Signature	Title

/s/ Kessel D. Stelling Jr.	Chairman of the Board, President and Chief Executive Officer and Director (Principal Executive Officer)
Kessel D. Stelling Jr.

/s/ Kevin S. Blair	Senior Executive Vice President, Chief Operating Officer and Interim Chief Financial Officer (Principal Financial Officer)
Kevin S. Blair

/s/ Jill Hurley	Chief Accounting Officer (Principal Accounting Officer)
Jill Hurley

*	Director
Catherine A. Allen

*	Director
Tim E. Bentsen

*	Director
Stephen T. Butler

*	Director
F. Dixon Brooke Jr.

*	Director
Elizabeth W. Camp

*	Director
Diana M. Murphy

*	Director
Jerry W. Nix

*	Director
Harris Pastides

*	Director
Joseph J. Prochaska Jr.

Signature	Title

*	Director
John L. Stallworth

*	Director
Dr. Melvin T. Stith

*	Director
Barry L. Storey

*	Director
Philip W. Tomlinson

* By:	/s/ Kevin S. Blair
Kevin S. Blair (Attorney-in-Fact) Pursuant to Powers of Attorney